Exhibit 10.9

“[*****]” DENOTES PLACES WHERE CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

Voting Proxy Agreement

This Voting Proxy Agreement (this “Agreement”) is executed by and among the following Parties as of June 7th, 2023 in Beijing, the People’s Republic of China (“PRC”):

CheYiPai (Beijing) Automotive Technology Service Co., Ltd., a limited liability company organized and existing under the laws of PRC, with its address at 3F-512, 3rd floor, Daxing Subway Line Biomedicine Base Station, Daxing District, Beijing (“Party A”). The equity interests of Party A is ultimately beneficially held by DSC Holdings Ltd. (“Ultimate Controlling Shareholder”), an exempted company with limited liabilities in the Cayman Islands, as to 100%.

Junhong Yao, a Chinese citizen, ID card number is [*****].

Liyu Zhang, a Chinese citizen, ID card number is [*****]

(Junhong Yao and Liyu Zhang, collectively as the “Shareholders” or “Principals”.)

Beijing Peak Technology Co., Ltd., a limited liability company organized and existing under the laws of PRC, with its address at Room 321, 3rd Floor, Building 2, Bitongyuan, Haidian District, Beijing (“Party C” or the “OPCO”)

In this Agreement, above shall be referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties”.

Whereas:

1.	The Principals are the registered shareholders of the OPCO and collectively holds 100 % of the equity interests in the OPCO (the “Shares”);

2.	The OPCO and Party A entered into the Exclusive Business Cooperation Agreement on June 7th, 2023 (the “Service Agreement”);

3.	The Shareholders entered into this Agreement to agree and confirm that they shall grant (i) Party A; (ii) the directors authorised by Party A and their successors; and (iii) any liquidator replacing the directors of Party A (the entities and individuals referred to under aforesaid (i), (ii) and (iii), collectively, the “Proxy”) the power to exercise all rights of the OPCO’s shareholders on behalf of the Shareholders; and

4.	The Individual Shareholders each executed an individual shareholder’s undertaking (the “Individual Shareholder Undertaking”) in writing in relation to this Agreement and the rights and interests directly or indirectly held by him/her in the OPCO to the board of directors of the Ultimate Controlling Shareholder on the date of this Agreement.

Now therefore, upon mutual discussion and negotiation, the Parties have reached the following agreement:

1. Voting Rights and Other Shareholder Rights

1.1	According to the conditions and terms hereunder, the Principals shall authorize the Proxy to exercise on behalf of the Principals all of its rights as a shareholder of the OPCO in accordance with the laws of China and the OPCO’s articles of association, including but not limited to the following:

(1)	propose, convene and attend the shareholders’ meetings of OPCO;

(2)	Exercise shareholders’ voting rights, including but not limited to any sale, transfer, pledge or disposal of the Shares in part or in whole, and participate in dividend distributions or any other type of distributions of the OPCO;

(3)	designate and appoint the legal representative (chairperson), the director, supervisor, the chief executive officer (or general manager) and other senior management members of the OPCO;

(4)	sign minutes and file documents with the relevant companies registry; and

(5)	exercise voting rights on the winding up of the OPCO on behalf of the Principals.

1.2	For Proxy’s effective implementation and exercise of each power and right granted under Article1.1 above, the Indirect Shareholders and the Principals hereby undertake and agree as follows:

1.2.1	If any law, regulation, or government body requires Principals to issue or execute special power of attorney, governmental application documents, or similar documents or requires Principals to carry out related procedures (such as notarization of power of attorney) with respect to a specific matter under entrustment, the Principals shall immediately issue and/or cooperate to execute related documents per such requirements; and

1.2.2	The Principals shall promptly take all necessary actions to procure and ensure the due implementation of all the resolutions made by the Proxy in a board of directors’ meeting or shareholders’ meeting of the OPCO. The Principals shall not, in the capacity of the OPCO’s shareholder, delay or refuse the passing and/or implementation of any said resolution of the OPCO.

1.3	For the effective exercise of the powers and rights granted to the Proxy under Article 1.1, the OPCO hereby undertakes and agrees as follows:

1.3.1.	Subject to applicable laws and regulations, the OPCO shall implement all the resolutions made by the Proxy in a board of directors’ meeting or a shareholders’ meeting of the OPCO, including but not limited to the immediate provision and/ or the execution of relevant documents as required by the Proxy;

1.3.2.	The OPCO shall assist the Proxy with understanding the details of its operation. The OPCO shall provide the Proxy with any corporate books, accounts, records and other documents. The Proxy is entitled to make extracts or photocopies of such books, accounts, records and other documents; and

1.3.3	The OPCO shall provide all other necessary assistance, including but not limited to promptly signing the shareholders’ resolution of the OPCO made by Proxy and other relevant legal documents when necessary (such as to meet the government authorities’ request on documents required for approval, registration and filing).

1.4	Without limiting the generality of the powers and rights granted hereunder, the Proxy shall have the power and authority under this Agreement to execute the Transfer Agreements stipulated in the Exclusive Equity Interest Option Agreement, to which the Principals are required to be a party thereof, on behalf of the Principals, and to exercise and perform the rights and obligations under the Share Pledge Agreement and Exclusive Equity Interest Option Agreement, to which the Principals are the party. For purpose of the aforesaid, the “Share Pledge Agreement” and “Exclusive Equity Interest Option Agreement” shall respectively refer to the relevant agreement entered into among the Principals, OPCO, the Proxy, and other parties (if applicable) on the date hereof.

1.5	The exercise of the rights attached to the Shares by the Proxy shall be deemed as the actions of the Principals, and all the documents related thereto executed by the Proxy shall be deemed to be executed by the Principals. When acting in respect of any and all of the aforementioned matters, the Proxy may act at its own discretion and does not need to seek the prior consent of the Principals or any Shareholder. The Shareholders and the Principals hereby acknowledge and ratify those actions and/or documents by the Proxy and acknowledge and accept the legal consequences arising therefrom.

1.6	The Indirect Shareholders and the Principals agree and acknowledge that under no circumstances shall the Proxy be required to be held liable to or make economic or other compensations for any other or third parties as a result of its exercise of the rights granted hereunder. The Indirect Shareholders and the Principals agree to indemnify the Proxy and hold it harmless from any and all losses that are or may be incurred by the Proxy as a result of the exercise by it of the rights granted hereunder, including but not limited to the losses arising from any actions, recourses, arbitrations, claims or government investigations or punishments filed against it by any third parties, unless such losses are incurred as a result of the Proxy’s gross negligence or willful misconduct.

1.7	Within the term of this Agreement, without the prior written consent of the Proxy, the Principals shall neither terminate this Agreement early or rescind this Agreement nor take any actions or inactions against or inconsistent with the exercise by the Proxy of the powers and rights granted to it under Article 1.1.

1.8	Within the term of this Agreement, the Principals shall not procure the OPCO to, or take any action against or inconsistent with the resolutions made by the Proxy in a board of directors’ meeting or a shareholders’ meeting of the OPCO.

1.9	The Principals shall not take any action to dispute, challenge, contest or work against the validity and enforceability of the Exclusive Business Cooperation Agreement and this Agreement and of the transactions contemplated under the Exclusive Business Cooperation Agreement and this Agreement.

1.10	If any operation or decision of the OPCO is subject to the approval by the Principals in the capacity of shareholder, without the prior written consent of the Proxy, the Principals shall not vote to approve such operation or decision.

1.11	Without the prior written consent of the Proxy, the Principals shall not enter into any contract or agreement binding upon the OPCO or take any action increasing the obligation of the OPCO or in breach of this Agreement.

1.12	During the term of this Agreement, the Principals hereby waives all the powers and rights associated with the Shares, which have been granted to the Proxy hereunder, and shall not exercise such powers and rights on its own.

1.13	(i) The inheritor of any individual Shareholder or (ii) the individual or legal person designated by Party A pursuant to the individual Shareholder Undertaking executed by the relevant individual Shareholder (the “Designated Transferee”) shall undertake any and all the rights and obligations of the relevant individual Shareholder under this Agreement as a result of his/her death, incapacitation or any other circumstances which could affect his/her holding or exercising his/her equity indirect interests in the OPCO, as if the inheritor or Designated Transferee were a signing party to this Agreement. Under the circumstance of an inheritance or share transfer pursuant to the relevant individual Shareholder Undertaking, the Shareholders shall complete all necessary procedures and take all necessary actions to procure the required government approval (if applicable) being obtained for such share transfer.

1.14	So long as a Principals or its successor(s) is/are an equity holder of, or has control over, the OPCO, this Agreement shall be irrevocably and continuously valid and effective from the date of its execution, unless the Proxy otherwise advises in writing.

2. Representations and Warranties

The Shareholders and the OPCO each represents and warrants to the Proxy that

(a)	it has all the powers and capacities to enter into this Agreement and perform all the obligations and duties hereunder;

(b)	its performance of the obligations and duties hereunder is legal, valid, binding and enforceable pursuant to the terms thereof;

(c)	carry out and satisfy all actions, conditions and events that shall be carried out, satisfied or implemented (including obtaining all necessary consents, approvals and authorizations, if required by law) so that

(i)	it may legally enter into this Agreement, exercise its rights hereunder, and perform and comply with its obligations and duties hereunder;

(ii)	it can ensure its obligations and duties hereunder are legal, valid and binding; and

(iii)	this Agreement becomes admissible evidence under the applicable laws.

(d)	its entering into of this Agreement, exercise of the rights hereunder, and performance and compliance of the obligations and duties hereunder neither breach or contravene any of the following or exceed any powers or restrictions granted or imposed by any of the following:

(i)	any laws, ordinances, regulations, or rules, any judgments, orders or arbitrations, or any consents, approvals or authorisations that it shall comply with; or

(ii)	its articles of association or any provision of any other applicable document or constitutional document; or

(iii)	any provision in any agreement or document to which it is a party or by which any of its assets is bound.

(e)	it has obtained all the approvals and authorizations from any government or other organizations (if so required by law) or any of its proxies that are necessary for the entering into and execution and the validity of this Agreement, and all the approvals and authorizations are fully effective.

3. Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

4. Term of Authorization

The term of authorization of the powers and rights to the Proxy hereunder shall be the same as that of the Exclusive Business Cooperation Agreement executed between the Proxy and the OPCO.

5. Notices

5.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(i)	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices.

(ii)	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

5.2	For the purpose of notices, the addresses of the Parties are as follows:

Company: CheYiPai (Beijing) Automotive Technology Service Co., Ltd.

Address: 3F-512, 3rd floor, Daxing Subway Line Biomedicine Base Station, Daxing District, Beijing

Attn: Legal Representative

Company: Beijing Peak Technology Co., Ltd.

Address: Room 321, 3rd Floor, Building 2, Bitongyuan, Haidian District, Beijing

Attn: Legal Representative

Name: Junhong Yao

Address: [*****]

Name: Liyu Zhang

Address: [*****]

5.3	Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms hereof.

6. Confidentiality

The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of other Parties, it shall not disclose any relevant information to any third parties, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving Party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this Section. Disclosure of any confidential information by the staff members or agency hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

7. Governing Law, Resolution of Disputes and Change in Laws

7.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the formally published and publicly available laws of China. Matters not covered by formally published and publicly available laws of China shall be governed by international legal principles and practices.

7.2	In the event of any dispute with respect to the construction and performance of the provisions of this Agreement, the Parties shall negotiate in good faith to resolve the dispute. In the event the Parties fail to reach an agreement on the resolution of such a dispute within 30 days after any Party’s request for resolution of the dispute through negotiations, any Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration, in accordance with its then-effective arbitration rules. The arbitration shall be conducted in Beijing, and the language used during arbitration shall be Chinese. The arbitration ruling shall be final and binding on all Parties.

7.3	Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

7.4	In case of promulgation or any change to or in any Chinese law, regulation or rule, or any change to or in the interpretation or application of the same anytime after execution of this Agreement, the following agreement shall apply: (a) if any Party would enjoy more benefits under any changed or new law than under the relevant law, regulation or rule in effect at the date of this Agreement, without any material adverse effect upon the other Parties, the Parties shall promptly apply for such benefits brought by the changed or new law. The Parties shall make best efforts to procure the approval of such application; and (b) if the aforementioned law change or promulgation causes any direct or indirect material adverse effect to either Party, all Parties shall try all lawful means to procure exemption from compliance with such changed or new law provisions and use their best efforts to implement this Agreement in accordance with its original terms and conditions. In the event such adverse effect on the economic interest of either Party is unable to be resolved pursuant to this Agreement, the affected Party may give notice to the other Parties, and the Parties shall hold prompt discussion and make all necessary amendments to this Agreement so as to maintain the economic benefits otherwise enjoyed by the affected Party to the extent permitted under PRC laws.

8. Assignment

8.1	Without Proxy’s prior written consent, Shareholders or the OPCO shall not assign its rights and obligations under this Agreement to any third party.

8.2	Proxy is entitled to re-authorize or assign rights to its directors, managers or other employees authorized by the Principals at their own discretion and without giving prior notice to the Principals or obtaining the Principals’ consent.

9. Amendment, Change and Supplement

9.1	Any amendment, change and supplement to this Agreement shall require the execution of a written agreement by all of the Parties.

9.2	If the relevant regulatory authority or stock exchange requests any amendment to this Agreement or if there is any change to the relevant Rules Governing the Listing of Securities that is relevant to the terms of this Agreement, the Parties shall make corresponding changes to the terms of this Agreement.

10. Survival

10.1	Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

10.2	The provisions of Sections 5, 7 and this Section 10 shall survive the termination of this Agreement.

11. Miscellaneous

11.1	This Agreement is written in Chinese and the English translation is for reference only. In case there is any inconsistency between the Chinese version and the English version, the Chinese version shall prevail. This Agreement shall be executed in four counterparts, with each Party having one original; each counterpart has equal legal validity.

11.2	This Agreement is binding on the legitimate assigns and successors of all Parties.

11.3	Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

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IN WITNESS WHEREOF the Parties have executed this Voting Proxy Agreement the day and year first underwritten.

CheYiPai (Beijing) Automotive Technology Service Co., Ltd. (Seal)

Legal or authorized representative (Signature):

/s/ Junhong Yao
Name:	Junhong Yao

Date:

IN WITNESS WHEREOF the Parties have executed this Voting Proxy Agreement the day and year first underwritten.

/s/ Liyu Zhang
Name:	Liyu Zhang

/s/ Junhong Yao
Name:	Junhong Yao

Date:

IN WITNESS WHEREOF the Parties have executed this Voting Proxy Agreement the day and year first underwritten.

Beijing Peak Technology Co., Ltd. (Seal)

Legal or authorized representative (Signature):

/s/ Junhong Yao
Name:	Junhong Yao

Date: